Exhibit 99.1
Mission Broadcasting, Inc.

FOR IMMEDIATE RELEASE

NEXSTAR BROADCASTING AND MISSION BROADCASTING ANNOUNCE REGISTERED EXCHANGE OFFER FOR 8.875% SENIOR SECURED SECOND LIEN NOTES DUE 2017

IRVING, TX – January 19, 2011 — Nexstar Broadcasting Group, Inc. (“Nexstar”) and Mission Broadcasting, Inc. (“Mission”) announced today that Nexstar’s wholly-owned subsidiary, Nexstar Broadcasting, Inc. (“Nexstar Broadcasting”), and Mission commenced an exchange offer on January 10, 2011 with respect to the outstanding 8.875% Senior Secured Second Lien Notes due 2017 (the “Old Notes”), which were issued by Nexstar Broadcasting and Mission.  Nexstar Broadcasting and Mission originally issued $325.0 million of the Old Notes in a private offering on April 19, 2010.

In connection with the sale of the Old Notes, Nexstar Broadcasting and Mission entered into a registration rights agreement whereby they undertook to offer to exchange the Old Notes for New Notes (the “New Notes”) registered under the Securities Act of 1933, as amended (the “Securities Act”).  Pursuant to an effective registration statement on Form S-4, filed with the Securities and Exchange Commission (the “SEC”), holders of the Old Notes will be able to exchange the Old Notes for New Notes in an equal principal amount.  The New Notes are substantially identical to the Old Notes, except that the New Notes have been registered under the Securities Act and will not bear any legend restricting transfer.  In addition, the registration rights and additional interest provisions pertaining to the Old Notes will not apply to the New Notes.

The terms of the exchange offer are set forth in a prospectus dated January 10, 2011.  The following information supplements and updates the information contained in the prospectus and the related letter of instruction.  The prospectus, and the related letter of instruction, mistakenly indicated that the Old Notes could be exchanged in minimum denominations of $1,000 and $1,000 integral multiples thereof.  Instead, the prospectus should have indicated that the Old Notes may only be exchanged in minimum in denominations of $2,000 and integral multiples of $1,000 in excess thereof.  In addition, the prospectus mistakenly indicated that the New Notes will be issued in minimum denominations of $1,000 and $1,000 multiples thereof.  Instead, the prospectus should have indicated that the New Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.  With the exception of the corrections noted above, the exchange offer is being made pursuant to the terms set forth in the prospectus and the related letter of instruction, each dated as of January 10, 2011, which more fully sets forth the terms and conditions of the exchange offer.  No other revisions or amendments to the prospectus or the related letter of instruction have been made.  Documents related to the offer, including the prospectus and the related letter of instruction, have been filed with the SEC, and may be obtained from the exchange agent.

The exchange offer will expire at 5:00 p.m., New York City time, on February 8, 2011, unless extended or terminated.  Tenders of Old Notes must be made before the exchange offer expires and may be withdrawn any time prior to expiration of the exchange offer.

Mission is wholly-owned by an independent third party to Nexstar.  Nexstar does not own Mission or any of its television stations.  Through various local service agreements with Mission, Nexstar Broadcasting currently provides sales, programming and other services to television stations that are owned and operated by Mission.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities.  The exchange offer is only being made pursuant to the terms of the prospectus and the related letter of instructions.  The exchange offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  None of Nexstar, Nexstar Broadcasting, Mission, the exchange agent, the depositary or their respective affiliates is making any recommendation as to whether or not holders should exchange all or any portion of their Old Notes in the exchange offer.

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, e-MEDIA, digital and mobile media platforms.  Nexstar owns, operates, programs or provides sales and other services to 63 television stations and related digital channels in 34 markets in 14 states and reaches approximately 13 million viewers or approximately 11.5% of all U.S. television households.  The stations are affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, LATV, TV Azteca and Telemundo.  The Company’s 33 community portal websites offer additional hyper-local content and verticals for consumers and advertisers.

About Mission Broadcasting, Inc.

Mission Broadcasting owns and operates 16 television stations and one related digital channel in 14 markets in 8 states.  The stations are affiliates of NBC, CBS, ABC, FOX and MyNetworkTV.

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions.  For these statements, Nexstar and Mission claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets served by Nexstar and Mission, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events.  Unless required by law, Nexstar and Mission undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release.  For more details on factors that could affect these expectations, please see thefilings of Nexstar and Mission with the Securities and Exchange Commission.

Contact:
Nexstar: Thomas E. Carter Chief Financial Officer Nexstar Broadcasting Group, Inc. (972) 373-8800 Joseph Jaffoni Jaffoni & Collins Incorporated (212) 835-8500 or nxst@jcir.com	Mission: Dennis Thatcher Executive Vice President and Chief Operating Officer Mission Broadcasting, Inc. (440) 526-2227